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                                                           Exhibit 99.3
                                                           For Immediate Release

Media Contact
Libby Barland
Childtime Learning Centers, Inc.
38345 West 10 Mile Road, Suite 100
Farmington Hills, MI  48335
561-237-2243
http://www.childtime.com


CHILDTIME LEARNING CENTERS REPORTS THAT THE COMPANY HAS RECEIVED
NOTICE OF ADDITIONAL DELINQUENCY

FARMINGTON HILLS, MI, January 2, 2003 -- Childtime Learning Centers, Inc. (NASDAQ: CTIME), today announced that it had received notice that in addition to the previous filing delinquency, the failure to file the Company's Form 10-Q for the period ended October 11, 2002, as required for continued inclusion by Marketplace Rule 4310(c)(14), the Company also failed to timely file a Form 8-K/A containing audited financial statements in connection with its acquisition of the assets of Tutor Time Learning Systems, Inc., as required by Nasdaq Marketplace Rule 4310(c)(14). The Company was formally notified that this additional issue will be considered at the Company's oral hearing, which is scheduled for Friday, January 10, 2003. As a result of the Company's filing delinquency, trading symbols for the Company's securities was changed from CTIM to CTIME at the opening of business on December 5, 2002.

The Company has requested and has been granted a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination on January 10, 2003. During the pendency of the appeal process, the Company's securities will remain listed on The Nasdaq SmallCap Market. Although there are no assurances that an appeal by the Company would be successful, the Company is currently in the process of preparing the Company's Form 10-Q for the period ended October 11, 2002 and the Form 8-K/A, as required for continued inclusion on The Nasdaq SmallCap Market by Marketplace Rule 4310(c)(14). The Company expects that the delinquent reports will be filed prior to the January 10, 2003 hearing.

Childtime Learning Centers, Inc., of Farmington Hills, MI acquired Tutor Time Learning Systems, Inc. on July 19, 2002 and is now the nation's third largest publicly traded child care provider with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and provides education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.